Exhibit 16.1

April 13, 2018

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.
Washington, DC 20549

Re: Immudyne, Inc.

Commission File Number 333-184487

Dear Sirs:

We have received a copy of, and are in agreement with, the statements as they related to our firm being made by Immudyne, Inc. in Item 4.01 of its Form 8-K dated April 10, 2018 and captioned “Change in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Rosenberg Rich Baker Berman, P.A.

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ● CENTER FOR AUDIT QUALITY ● PRIVATE COMPANIES PRACTICE SECTION ● PRIME GLOBAL ● REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD